Exhibit 99.1

FOR IMMEDIATE RELEASE
July 17, 2003

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Susan Stuart	(614) 480-3878	Karen Del Toro	(614) 480-3077

HUNTINGTON BANCSHARES

•	REPORTS 2003 SECOND QUARTER EARNINGS OF $0.42 PER SHARE

•	ANNOUNCES EARNINGS RESTATEMENT AND ACCOUNTING CHANGES

•	Increases 2003 first quarter net income by $2 million after tax

•	Reduces 2000-2002 net income by $5 million after tax

•	Reduces 1999 and prior-year net income by $27 million after tax

•	Prospectively defer all loan and lease origination fees and expenses

•	DECLARES A 9.4% INCREASE IN THE DIVIDEND ON ITS COMMON STOCK

2003 SECOND QUARTER EARNINGS

     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2003 second quarter earnings of $97.4 million, or $0.42 per common share, up $6.8 million or 8%, from $90.6 million, or $0.39 per common share, in the first quarter, and up $24.4 million or 33%, from $73.0 million, or $0.29 per common share in the year-ago quarter. (All prior period results reflect the restatement announced today and discussed below.)

     Significant items impacting quarterly performance comparisons between the first and second quarters of 2003 consisted of:

     2003 Second Quarter Items

•	$11.6 million pre-tax gain from the sale of $569 million of automobile loans late in the quarter; $7.6 million after tax or $0.03 per share.

•	$6.9 million pre-tax of securities gains; $4.5 million after tax or $0.02 per share.

•	$6.4 million pre-tax impairment of mortgage servicing rights; $4.1 million after tax or $0.02 per share.

•	$5.3 million pre-tax release of restructuring reserves; $3.4 million after tax or $0.01 per share.

     2003 First Quarter Items

•	$8.3 million pre-tax gain from the sale of $558 million of automobile loans late in the quarter; $5.4 million after tax or $0.02 per share.

•	$1.2 million pre-tax of securities gains; $0.8 million after tax with no material per share impact.

•	$1.0 million pre-tax release of restructuring reserves; $0.7 million after tax with no material per share impact.

     Excluding the impact of these items, 2003 second quarter earnings were $86.1 million, or $0.37 per share, and first quarter earnings were $83.7 million, or $0.36 per common share.

     Earnings for the first six months of 2003 were $188.0 million, or $0.81 per common share, up $18.9 million, or 11%, from $169.0 million, or $0.68 per common share, in same year-ago period. Significant items impacting year-to-date performance comparisons consisted of:

     2003 Six Month Results

•	$19.9 million pre-tax gain from the sale of $1.1 billion of automobile loans; $12.9 million after tax or $0.06 per share.

•	$8.1 million pre-tax of securities gains; $5.3 million after tax or $0.02 per share.

•	$6.4 million pre-tax of mortgage servicing right impairment; $4.1 million after tax or $0.02 per share.

•	$6.3 million pre-tax release of restructuring reserves; $4.1 million after tax or $0.02 per share.

     2002 Six Month Results

•	$181.3 million pre-tax gain from the sale of the Florida banking operations; $60.7 million after tax or $0.24 per common share.

•	$56.2 million pre-tax of restructuring charges; $36.5 million after tax or $0.15 per common share.

•	$1.4 million pre-tax of securities gains; $0.9 million after tax with no material per share impact.

•	$0.6 million pre-tax of mortgage servicing right impairment; $0.4 million after tax with no material per share impact.

     Excluding the impact of these items, results for the first six months of 2003 were $169.8 million, or $0.73 per common share, up 18% and 26%, respectively, from $144.3 million, or $0.58 per common share for the first six months of 2002.

     “Second quarter results reflected the progress Huntington continues to make in several very important areas,” said Thomas Hoaglin, chairman, president, and chief executive officer. “Earning performance was in line with our expectations. Net interest income increased despite a lower margin due to our continued ability to grow loans and leases. Late in the quarter $569 million of automobile loans were sold, bringing year-to-date sales to $1.1 billion, helping us lower our exposure to the automobile financing sector. Excluding the impact of the prior quarter’s sale of $558 million of automobile loans, average loans and leases increased 4% from the first quarter. Average core deposits excluding retail CDs increased 5%.”

     Commenting on credit quality trends, Hoaglin noted, “Net charge-offs increased and non-performing assets declined slightly. This performance was as expected, as the economic environment remains challenging for many of our customers, especially businesses. The increase in net charge-offs reflected higher commercial net charge-offs primarily related to one borrower. Importantly, commercial delinquencies and our watch list of problem credits continued to show modest improvement. We expect non-performing assets to remain relatively unchanged for the remainder of the year with net charge-offs showing improvement. Loan and lease loss reserves and capital levels remained strong.”

     “We remain on schedule to complete the previously announced sale of our Martinsburg, West Virginia banking offices later this month. This will generate an after tax gain of approximately $8 million after tax and free up capital for reinvestment,” he concluded.

Earnings Review Discussion

     In addition to the items impacting comparisons between quarters noted above, second quarter 2003 results compared with first quarter performance reflected:

•	2% growth in average loans and leases; 4% excluding the impact of the first quarter automobile loan sale.

•	13% decline in average operating lease assets.

•	5% growth in core deposits, excluding retail CD’s.

•	3.69% net interest margin, down from 3.84%.

•	1.79% loan loss reserve to loans ratio, up from 1.78%.

•	0.85% annualized net charge-offs, up from 0.69%.

•	0.70% non-performing assets ratio, down from 0.74%.

•	255% non-performing assets coverage ratio, up from 239%.

•	7.31% tangible common equity ratio, up from 7.25%.

     Fully taxable equivalent net interest income increased $1.8 million, or 1%, from the first quarter, reflecting growth in average earning assets substantially offset by a decline in the net interest margin. The fully taxable equivalent net interest margin declined to 3.69% from 3.84%, down 15 basis points, or an effective 4%, driven by a number of factors including significant prepayments of higher rate mortgages and mortgage backed securities, growth in lower rate but higher quality automobile loans and direct financing leases, and the difficulty in lowering deposit rates as fast as the decline in rates on loans and securities. Average total earning assets increased $0.9 billion, or 4%, of which $0.4 billion related to higher securities and $0.5 billion related to higher average loans and leases and mortgages held for sale.

     Compared with the year-ago quarter, fully taxable equivalent net interest income increased $24.6 million, or 13%, reflecting the benefit of a 20% increase in average earning assets, partially offset by a 25 basis point, or an effective 6%, decline in the net interest margin to 3.69% from 3.94%.

     Average securities increased $0.4 billion, or 11%, from the first quarter reflecting the investment of deposit inflows, proceeds from loan sales, and pay downs of operating leases in excess of loan and lease originations. Average mortgages held for sale increased $0.1 billion, or 31%, from the first quarter due to high loan originations reflecting continued heavy refinancing activity.

     Average loans and leases increased 2% from the first quarter, or 4% excluding the impact of automobile loan sales. Reflecting the impact of the low interest rate environment, average residential mortgages grew 3% and average home equity loans and lines of credit increased 4%. Average automobile loans and leases increased 1%, or 12% excluding the impact of the first quarter sale of $558 million of automobile loans. Loans sold in the first quarter impacted average loans and leases in that quarter by $459 million. Year-to-date sales of automobile loans totaled $1.1 billion with such sales reflecting a strategy to reduce balance sheet concentration in automobile finance-related assets. Total average commercial real estate loans increased 3%. In contrast, average commercial loans were essentially unchanged reflecting 3% growth in small business loans, offset by declines in larger commercial credits.

     Compared with the year-ago quarter, average loans and leases increased 16%. Average automobile loans and leases increased 52% with average automobile loans up 10%. Average automobile leases were up significantly reflecting the fact that this portfolio consists only of direct financing leases originated after April of last year. Average residential mortgages increased 36%, with average home equity loans and lines up 15%. Total average commercial real estate loans increased 11%.

     Total average core deposits in the 2003 second quarter increased $0.5 billion, or 3%, from the first quarter including a $0.2 billion decline in retail certificates of deposits (CDs). Retail CDs, which continue to be a relatively expensive source of funds, are being deemphasized in the company’s deposit generation strategies. Excluding retail CDs, average core deposits increased 5%. Compared with the year-ago quarter, average core deposits increased 5% even with a $0.7 billion decline in retail CDs. Average core deposits excluding retail CDs were up 13% from the year-ago quarter.

     Non-interest income increased $6.2 million, or 2%, from the first quarter reflecting a combination of factors. Other income was up $11.4 million with $3.3 million reflecting higher gains from the sale of automobile loans. The remaining $8.1 million of the increase in other income primarily reflected fees from the termination of operating lease assets, an increase in the market value of equity investments, as well as higher letter of credit fees. Securities gains totaled $6.9 million, up from $1.2 million in the first quarter. Service charges on deposits increased $1.0 million, or 3%, due to higher retail fees. Other service charges and fees were up $1.0 million, or 10%, reflecting higher transaction-based product fees off the seasonally weak first quarter. Trust services increased $0.7 million, or 4%, due to higher institutional fees.

     Partially offsetting these increases were declines in several fee income categories, including operating lease income, which decreased $9.5 million, or 7%. Operating lease income, as well as operating lease expense, will decline over time since all new automobile leases after April 2002 represent direct financing leases, the income of which is reflected in net interest income. Brokerage and insurance income declined $1.3 million, or 8%, due to an 18% decline in annuity sales, though mutual fund sales increased 45%. Mortgage banking income declined $2.8 million, or 20%, from the first quarter reflecting a $6.4 million impairment of mortgage servicing rights (MSR) in the current quarter, compared with no impairment in the 2003 first quarter. The MSR impairment reflected high mortgage prepayment levels as the low interest rate environment continued to produce high mortgage refinancing activity. Excluding the MSR impairment, mortgage banking income increased $3.6 million, or 26%, reflecting a 34% increase in closed loan production. At June 30, 2003, MSRs as a percent of serviced mortgages were 0.72%, down from 0.80% at March 31, 2003.

     Compared with the year-ago quarter, non-interest income declined $13.5 million, or 5%. This included a $43.8 million, or 26%, decline in operating lease income as this portfolio runs off. This decline was partially offset by a $21.2 million increase in other income including the $11.6 million gain on the sale of automobile loans in the current quarter, higher gains from operating lease terminations, an increase in the market value of equity investments, and increased trading revenue. Another positive factor was the $5.3 million, or 15%, increase in service charges on deposits from the year-ago quarter.

     Non-interest expense declined $18.3 million, or 6%, from the first quarter. Expense categories contributing to the decline included operating lease expense, down $8.6 million, or 8%, reflecting the run-off of that portfolio, and personnel costs, down $7.7 million, or 6%, due to a combination of lower salaries, benefit, and severance costs. Net occupancy expense decreased $1.2 million, or 7%, as the first quarter results included significant seasonal costs, while printing and supplies costs declined $1.4 million, or 39%.

     Partially offsetting these declines were increases in a number of expense categories including a $3.5 million, or 20%, increase in other expenses spread across a number of categories. Marketing expense increased $1.8 million, or 28%, with professional services expense up $0.6 million, or 6%, primarily related to legal and audit expenses associated with the restatement announced in May of this year and the Securities and Exchange Commission formal investigation.

     The 2003 second quarter non-interest expense also benefited from a $5.3 million release of restructuring reserves, of which $3.8 million related to reserves established in 1998 and $1.5 million to reserves established in 2001 and 2002. The 1998 reserve was established for, among other items, the exit of under performing product lines, including possible third party claims related to these exits. Management has reviewed this reserve and determined that future claims were unlikely or would be immaterial, and reduced the level of the reserve through a credit, or reserve release, to the restructuring charge line of non-interest expense. All changes in the estimated restructuring reserves required are now reflected as charges (in the case of increases to the reserve) or releases (in the case of decreases) to the restructuring charge line. This included $1.0 million in the 2003 first quarter and $7.2 million in the fourth quarter of 2002.

     Compared with the year-ago quarter, non-interest expense declined $25.6 million, or 8%. This reflected a $28.8 million, or 22%, decrease in operating lease expense and the benefit of the $5.3 million release of restructuring reserves in the current quarter, which were partially offset by a $7.2 million, or 7%, increase in personnel costs.

     Net charge-offs for the 2003 second quarter were $41.1 million, or an annualized 0.85% of average loans and leases, up from $32.8 million, or an annualized 0.69%, in the first quarter. This reflected higher commercial loan charge-offs, which were an annualized 1.89% of related loans in the second quarter, up from 1.06% in the first quarter. This increase in commercial net charge-offs primarily reflected one commercial credit in the teleconferencing business. Net charge-offs on automobile loans were an annualized 1.06% in the second quarter, down from 1.38% in the first quarter. Net charge-offs on automobile leases increased to an annualized 0.43% from 0.36% in the first quarter. The automobile lease portfolio represents direct financing leases originated after April 2002. Since these leases are relatively new, they have not yet reached their normalized expected net charge-off run rate. As a result, until this portfolio matures, related net charge-offs are expected to increase. Total net charge-offs in the year-ago quarter were $37.0 million, or an annualized 0.90% of average total loans.

     Credit losses on operating lease assets, which are included in operating lease expense, were

$8.9 million, or an annualized 1.93% of average operating lease assets compared with $10.0 million, or 1.89%, in the first quarter and $7.9 million, or 1.09%, in the year-ago quarter. As noted above, this portfolio’s average balances will decrease over time since no new operating lease assets have been generated after April 2002. As a result, while the absolute level of credit losses is expected to decline over time, the ratio of credit losses expressed as a percent of a declining average operating lease assets, is expected to increase.

     The over 30-day delinquent, but still accruing, ratio for total loans and leases decreased slightly to 1.32% at June 30, 2003, from 1.34% at the end of the first quarter, and was down significantly from 1.88% at the end of the year-ago quarter. This reflected improvement in total commercial and commercial real estate delinquencies to 0.79% at quarter end, down from 0.85% at March 31, 2003, and 1.62% a year ago, whereas total consumer delinquencies were 1.86% at quarter end, up slightly from 1.84% at the end of the first quarter, but down from 2.20% a year earlier.

     Provision for loan and lease losses in the second quarter was $49.2 million, up $12.3 million, or 34%, from the first quarter due primarily to an $8.1 million provision expense reflecting loan growth, and to a lesser degree higher net charge-offs in the current period. The June 30, 2003, allowance for loan losses as a percent of period-end loans was 1.79%, up slightly from 1.78% at March 31, 2003 but down from 2.10% and the end of the year-ago quarter. The allowance for loan and lease losses as a percent of non-performing assets increased to 255% at June 30, 2003, from 239% at March 31, 2003, and was well above the year-ago level of 158% due to the significant decline in non-performing assets as discussed below. Compared with the year-ago quarter, loan and lease loss provision expense was down $0.7 million, or 1%.

     Non-performing assets at June 30, 2003 were $133.7 million and represented 0.70% of period-end loans and leases and other real estate. This was down $7.0 million from $140.7 million, or 0.74%, of period-end loans and leases and other real estate owned at March 31, 2003, and down $89.5 million, or 40%, from the end of the year-ago quarter. Non-performing assets continued to be concentrated in the manufacturing and services sectors.

     At June 30, 2003, the tangible equity to assets ratio was 7.31%, up slightly from 7.25% at March 31, 2003, but down from 8.42% at June 30, 2002. The decrease from a year ago primarily reflected share repurchase activity from July 1, 2002 through March 31, 2003 as no shares were repurchased during the 2003 second quarter. The existing share repurchase authorization had 3.9 million shares remaining as of June 30, 2003. As discussed below, the implementation of FIN 46 (Consolidation of Variable Interest Entities) will lower capital ratios. As such, no further meaningful share repurchases are planned for the immediate future unless market conditions change or excess capital becomes available through business transactions. In such cases, repurchases might be made from time-to-time in the open market or through privately negotiated transactions.

FIN 46 Implementation

     As required, FIN 46 (Consolidation of Variable Interest Entities) will be adopted effective July 1, 2003. As a result, the company expects that $1.0 billion of indirect automobile loans securitized in 2000 will be reconsolidated on the balance sheet in the third quarter. At the time of the securitization in 2000, outside ownership of 3% qualified the securitization for off balance sheet treatment as a special purpose entity (SPE). Under FIN 46, off balance sheet treatment for an SPE is only possible if the outside ownership is a minimum of 10%.

     The company estimates the one-time cumulative effect of this accounting change will be an $18 million pre-tax charge ($12 million after tax or $0.05 per common share) in the 2003 third quarter results. Implementation is expected to reduce the tangible common equity to assets ratio by approximately 30 basis points. The company’s long-term tangible common equity to assets ratio target continues to be 7.00%, given the current asset mix and balance sheet risk profile.

2003 Outlook

     The lack of any meaningful economic recovery so far this year and the absolute low level of interest rates continue to be the most significant factors impacting 2003 performance. Regarding credit quality trends, the expectation is that non-performing asset levels will remain around current levels at least through year end and perhaps longer. Even so, net charge-offs are expected to improve for both commercial and consumer loans. The company anticipates 2003 full-year charge-offs will be in the 70-80 basis point range after giving consideration to the implementation of FIN 46, as well as the impact of the automobile loan sales in the first half of 2003.

     Earnings per share guidance continues to be $1.48-$1.52 per share. This is unchanged from the guidance in May, but takes into consideration the one-time negative $0.05 per share cumulative accounting change impact of implementing FIN 46, offset primarily by the positive impacts of the loan sale gains and the current restatement. This target also excludes any impact from the expensing of stock options.

EARNINGS RESTATEMENT AND ACCOUNTING CHANGES

     On June 26, 2003, Huntington announced that the staff of the Securities and Exchange Commission (SEC) is conducting a formal investigation. This formal investigation followed the operating lease restatement and allegations by a former Huntington employee regarding certain aspects of Huntington’s accounting and financial reporting practices. The company has also initiated a review of its financial and reporting practices.

     Today the company announced a series of voluntary actions related to the investigation including a decision to restate its earnings to correct for certain timing errors related to origination fees paid to automobile dealers, deferral of commissions paid to originate deposits, certain mortgage origination fee income, the recognition of pension settlements, and liabilities related to the sale of an automobile debt cancellation product. The restatement impacts previously reported earnings as follows:

($ millions)	Impact	After-tax

2003 first quarter	Increase	$2
2000-2002	Reduction	(5)
1999 and prior years	Reduction	(27)

Total	Reduction	$(30)

     The cumulative impact of the restatement represents 1.3% of equity as of March 31, 2003.

     An issue still under review by the company relates to the application of SFAS 91 (Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Cost of Leases). Generally, SFAS 91 deals with the timing of recognition of loan and lease origination fees and certain expenses. The statement requires that such fees and costs, if material, be deferred and amortized over the estimated life of the asset.

     Generally, Huntington has not deferred these origination fees and certain expenses, but has recognized the net amount in the period of origination as has been disclosed in its audited financial statements. The company is reviewing the impact of this practice on its historical results. Any retroactive decision to defer these origination fees and expenses would only impact the timing, not the total amount of net revenue recognized over the life of the asset. The company has decided to defer these origination fees and expenses prospectively for all loans and leases originated after June 30, 2003.

     As a result of the restatement and these reporting changes announced today, the company will file an amended 2002 Annual Report on Form 10-K/A, as well as an amended Quarterly Report on Form 10-Q/A for the first quarter of 2003. All of the financial information included in this release and related schedules reflect this restatement.

     “From the outset, our main objective has been to cooperate fully and insure complete compliance with both the letter and spirit of proper accounting and financial reporting transparency,” said Hoaglin. “The restatement and change in accounting practice announced today address a variety of issues raised by the SEC investigation. While the investigation is on-going, we decided to take these actions now and are continuing to cooperate fully with the SEC staff.”

COMMON STOCK QUARTERLY DIVIDEND INCREASE

     Huntington today also announced that the board of directors has declared a quarterly cash dividend on its common stock of $0.175 per common share, up 9.4% from the current quarterly dividend of $0.16 per common share. The dividend is payable October 1, 2003, to shareholders of record on September 19, 2003.

     “We are especially pleased to announce this increase in our common stock dividend,” said Hoaglin. “We have appreciated the patience and encouragement of our many shareholders who have remained with us despite the actions we took in 2001, including the decision to reduce our dividend. Therefore the board is very pleased that our improved performance enables us to take this action. We are also increasing our dividend payout target range to 40%-45% of earnings, up from the previous target range of 35%-45%.”

Conference Call / Webcast Information

     Huntington’s senior management will host a conference call today to discuss these developments and results at 1:30p.m. EDT. The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 493-3979. Slides will be available at www.huntington-ir.com just prior to 1:30p.m. EDT today for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through July 31, 2003, at (800) 615-3210; conference ID 184926. The conference call transcript and slides will be filed with the Securities and Exchange Commission on Form 8-K.

Forward-looking Statement

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. A number of factors, including but not limited to those set forth under the heading “Business Risks” included in Item 1 of Huntington’s Annual Report on Form 10-K/A for the year ended December 31, 2002, and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. All forward-looking statements included in this news release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

     Huntington Bancshares Incorporated is a $28 billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 137 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through more than 300 regional banking offices in Indiana, Kentucky, Michigan, Ohio and West Virginia. Huntington also offers retail and commercial financial services online at www.huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of more than 850 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Florida, Georgia, Tennessee, Pennsylvania and Arizona; Private Financial Group offices in Florida; and Mortgage Banking offices in Florida, Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus and additional offices located in the Cayman Islands and Hong Kong.

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HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics

				Percent Change vs.

(in thousands, except per share amounts)	2Q03	1Q03	2Q02	1Q03	2Q02

Net Interest Income	$215,578	$213,736	$191,994	0.9%	12.3%
Provision for Loan and Lease Losses	49,193	36,844	49,876	33.5	(1.4)
Securities Gains	6,887	1,198	966	N.M.	N.M.
Non-Interest Income	267,319	266,833	286,699	0.2	(6.8)
Non-Interest Expense	311,359	325,339	331,691	(4.3)	(6.1)
Restructuring Charges	(5,315)	(1,000)	—	N.M.	—

Income Before Income Taxes	134,547	120,584	98,092	11.6	37.2
Income Taxes	37,160	30,008	25,081	23.8	48.2

Net Income	$97,387	$90,576	$73,011	7.5%	33.4%

Net Income per common share — diluted	$0.42	$0.39	$0.29	7.7%	44.8%
Cash dividends declared per common share	$0.16	$0.16	$0.16	—%	—%
Book value per common share at end of period	$9.93	$9.72	$9.58	2.2%	3.7%
Average common shares — basic	228,633	231,355	246,106	(1.2)%	(7.1)%
Average common shares — diluted	230,572	232,805	247,867	(1.0)%	(7.0)%
Return on average assets	1.39%	1.34%	1.17%
Return on average shareholders’ equity	17.5%	16.3%	12.5%
Net interest margin (1)	3.69%	3.84%	3.94%
Efficiency ratio (2)	63.1%	67.2%	69.1%
Average loans and leases	$19,284,120	$18,951,793	$16,560,217	1.8%	16.4%
Average earning assets	$23,679,865	$22,805,232	$19,667,976	3.8%	20.4%
Average core deposits (3)	$15,421,145	$14,971,891	$14,693,332	3.0%	5.0%
Average core deposits — linked quarter annualized growth rate (3)	12.0%	(1.1)%	(39.6)%
Average core deposits — excluding Retail CDs	$12,623,311	$12,008,402	$11,184,911	5.1%	12.9%
Average core deposits excl. Retail CDs — linked quarter annualized growth rate	20.5%	10.2%	(29.8)%
Average total assets	$28,052,184	$27,410,256	$24,961,255	2.3%	12.4%
Average shareholders’ equity	$2,234,330	$2,247,536	$2,351,291	(0.6)%	(5.0)%
Total assets at end of period	$28,292,019	$27,857,087	$25,352,242	1.6%	11.6%
Total shareholders’ equity at end of period	$2,270,537	$2,223,487	$2,328,331	2.1%	(2.5)%
Net charge-offs (NCOs)	$41,056	$32,836	$36,997	25.0%	11.0%
NCOs as a % of average loans and leases	0.85%	0.69%	0.90%
Non-performing loans and leases (NPLs) at end of period	$120,154	$126,641	$212,091	(5.1)%	(43.3)%
Non-performing assets (NPAs) at end of period	$133,722	$140,725	$223,237	(5.0)%	(40.1)%
NPAs as a % of total loans and leases and other real estate (OREO)	0.70%	0.74%	1.33%
Allowance for loan and lease losses (ALL) as a % of total loans and leases at the end of period	1.79%	1.78%	2.10%
ALL as a % of NPLs	283.8%	266.1%	165.8%
ALL as a % of NPAs	255.0%	239.5%	157.5%
Tier 1 risk-based capital (4) (5)	8.60%	8.43%	9.64%
Total risk-based capital (4) (5)	11.42%	11.32%	12.67%
Tier 1 leverage (4)	8.48%	8.48%	9.86%
Average equity / assets	7.96%	8.20%	9.42%
Tangible equity / assets (5)	7.31%	7.25%	8.42%

(1)	On a fully tax equivalent basis assuming a 35% tax rate. The net interest margin measured on a non-tax equivalent basis was 3.65% in 2Q03, 3.79% in 1Q03, and 3.92% in 2Q02.

(2)	Non-interest expense less amortization of intangible assets ($0.2 million, $0.2 million, and $1.4 million, respectively) divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities gains.

(3)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, CDs under $100,000 and IRA deposits.

(4)	Estimated at the end of June, 2003.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

N.M. — Not Meaningful.

HUNTINGTON BANCSHARES INCORPORATED

YTD Key Statistics

	Six Months Ended June 30,
			Percent
(in thousands, except per share amounts)	2003	2002	Change

Net Interest Income	$429,314	$377,562	13.7%
Provision for Loan and Lease Losses	86,037	88,886	(3.2)
Securities Gains	8,085	1,423	N.M.
Non-Interest Income	534,152	589,072	(9.3)
Gain on Sale of Florida Operations	—	181,344	(100.0)
Non-Interest Expense	636,698	685,007	(7.1)
Restructuring Charges	(6,315)	56,184	N.M.

Income Before Income Taxes	255,131	319,324	(20.1)
Income Taxes	67,168	150,302	(55.3)

Net Income	$187,963	$169,022	11.2%

Net Income per common share — diluted	$0.81	$0.68	19.1%
Cash dividends declared per common share	$0.32	$0.32	—%
Average common shares — basic	229,987	248,415	(7.4)%
Average common shares — diluted	231,684	249,946	(7.3)%
Return on average assets	1.37%	1.32%
Return on average shareholders’ equity	16.9%	14.4%
Net interest margin (1)	3.75%	3.79%
Efficiency ratio (2)	65.1%	64.3%
Average loans and leases	$19,120,291	$16,964,483	12.7%
Average earning assets	$23,246,381	$20,166,259	15.3%
Average core deposits (3)	$15,197,759	$15,495,592	(1.9)%
Average core deposits — excluding Retail CDs	$12,317,555	$11,632,304	5.9%
Average total assets	$27,732,993	$25,753,829	7.7%
Average shareholders’ equity	$2,240,897	$2,366,208	(5.3)%
Total assets at end of period	$28,292,019	$25,352,242	11.6%
Total shareholders’ equity at end of period	$2,270,537	$2,328,331	(2.5)%
Net charge-offs (NCOs)	$73,892	$79,969	(7.6)%
NCOs as a % of average loans and leases	0.77%	0.94%
Non-performing loans and leases (NPLs) at end of period	$120,154	$212,091	(43.3)%
Non-performing assets (NPAs) at end of period	$133,722	$223,237	(40.1)%
NPAs as a % of total loans and leases and other real estate (OREO)	0.70%	1.33%
Allowance for loan and lease losses (ALL) as a % of total loans and leases at the end of period	1.79%	2.10%
ALL as a % of NPLs	283.8%	165.8%
ALL as a % of NPAs	255.0%	157.5%
Tier 1 risk-based capital (4) (5)	8.60%	9.64%
Total risk-based capital (4) (5)	11.42%	12.67%
Tier 1 leverage (4)	8.48%	9.86%
Average equity / assets	8.08%	9.19%
Tangible equity / assets (5)	7.31%	8.42%

(1)	On a fully tax equivalent basis assuming a 35% tax rate. The net interest margin measured on a non-tax equivalent basis was 3.72% and 3.77% for the first six months of 2003 and 2002, respectively.

(2)	Non-interest expense less amortization of intangible assets ($0.4 million and $1.6 million, respectively) divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities gains.

(3)	Includes non-interest bearing and interest bearing demand deposits, savings deposits, CDs under $100,000 and IRA deposits.

(4)	Estimated for the end of June, 2003.

(5)	At end of period. Tangible equity (total equity less intangible assets) divided by tangible assets (total assets less intangible assets).

N.M. — Not Meaningful.

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Financial Review
June 2003

Table of Contents

Consolidated Balance Sheets	1
Loans and Leases and Deposits	2
Consolidated Quarterly Average Balance Sheets and Net Interest Margin Analysis	3
Consolidated YTD Average Balance Sheets and Net Interest Margin Analysis	4
Selected Quarterly Income Statement Data	5
Selected YTD Income Statement Data	6
Quarterly Loan and Lease Loss Reserve and Net Charge-Off Analysis	7
YTD Loan and Lease Loss Reserve and Net Charge-Off Analysis	8
Quarterly Non-Performing Assets and Past Due Loans	9
Quarterly Stock Summary, Capital, and Other Data	10

Huntington Bancshares Incorporated
Consolidated Balance Sheets

	June 30,	June 30,	Change June '03 vs. '02

(in thousands)	2003	2002	Amount	Percent

Assets
Cash and due from banks	$1,153,108	$858,561	$294,547	34.3%
Interest bearing deposits in banks	44,906	28,385	16,521	58.2
Trading account securities	19,426	10,532	8,894	84.4
Federal funds sold and securities purchased under resale agreements	74,473	75,824	(1,351)	(1.8)
Loans held for sale	713,722	190,724	522,998	N.M.
Securities available for sale — at fair value	3,702,761	3,006,273	696,488	23.2
Investment securities — fair value $6,780 and $10,963, respectively	6,593	10,769	(4,176)	(38.8)
Total loans and direct financing leases (1)	19,098,929	16,784,144	2,314,785	13.8
Less allowance for loan and lease losses	340,947	351,696	(10,749)	(3.1)

Net loans and direct financing leases	18,757,982	16,432,448	2,325,534	14.2

Operating lease assets	1,717,194	2,801,239	(1,084,045)	(38.7)
Bank owned life insurance	906,823	863,327	43,496	5.0
Premises and equipment	332,916	353,931	(21,015)	(5.9)
Goodwill and other intangible assets	218,080	210,685	7,395	3.5
Customers’ acceptance liability	8,372	16,778	(8,406)	(50.1)
Accrued income and other assets	635,663	492,766	142,897	29.0

Total Assets	$28,292,019	$25,352,242	$2,939,777	11.6%

Liabilities and Shareholders’ Equity
Total deposits (1)	$18,371,359	$16,861,100	$1,510,259	9.0%
Short-term borrowings	918,771	1,814,275	(895,504)	(49.4)
Federal Home Loan Bank advances	1,273,000	13,000	1,260,000	N.M.
Subordinated notes	496,666	880,706	(384,040)	(43.6)
Other long-term debt	3,508,397	2,082,438	1,425,959	68.5
Company obligated mandatorily redeemable preferred capital securities of subsidiary trusts holding solely junior subordinated debentures of the Parent Company	300,000	300,000	—	—
Bank acceptances outstanding	8,372	16,778	(8,406)	(50.1)
Accrued expenses and other liabilities	1,144,917	1,055,614	89,303	8.5

Total Liabilities	26,021,482	23,023,911	2,997,571	13.0

Shareholders’ equity
Preferred stock — authorized 6,617,808 shares; none outstanding	—	—	—	—
Common stock — without par value; authorized 500,000,000 shares; issued 257,866,255 shares; outstanding 228,660,038 and 242,919,872 shares, respectively	2,483,105	2,487,887	(4,782)	(0.2)
Less 29,206,217 and 14,946,383 treasury shares, respectively	(555,176)	(289,705)	(265,471)	91.6
Accumulated other comprehensive income	40,817	28,655	12,162	42.4
Retained earnings	301,791	101,494	200,297	N.M.

Total Shareholders’ Equity	2,270,537	2,328,331	(57,794)	(2.5)

Total Liabilities and Shareholders’ Equity	$28,292,019	$25,352,242	$2,939,777	11.6%

(1)	See Page 2 for detail of Loans, Leases and Deposits.

N.M. — Not Meaningful.

Huntington Bancshares Incorporated
Loans, Leases and Deposits

Loans and Leases (Direct Financing and Operating)
(in thousands)

	June 30, 2003		June 30, 2002

By Type	Balance	%	Balance	%

Commercial	$5,527,955	26.6	$5,591,280	28.5
Commercial real estate	3,952,359	19.0	3,529,978	18.0

Total Commercial and Commercial real estate	9,480,314	45.6	9,121,258	46.5

Consumer
Automobile loans	2,376,635	11.4	2,610,845	13.3
Automobile direct financing leases	1,510,681	7.3	276,260	1.4
Home equity	3,435,766	16.5	2,990,726	15.3
Residential mortgage	1,918,200	9.2	1,376,164	7.0
Other loans	377,333	1.8	408,891	2.2

Total Consumer	9,618,615	46.2	7,662,886	39.2

Total Loans and Direct Financing Leases	19,098,929	91.8	16,784,144	85.7
Operating lease assets	1,717,194	8.2	2,801,239	14.3

Total	$20,816,123	100.0	$19,585,383	100.0

By Business Segment (1)
Regional Banking
Central Ohio / West Virginia	$4,875,149	23.4	$4,583,224	23.4
Northern Ohio	2,712,094	13.0	2,722,859	13.9
Southern Ohio / Kentucky	1,547,572	7.4	1,431,148	7.3
West Michigan	1,967,391	9.5	1,835,323	9.4
East Michigan	1,224,920	5.9	1,053,660	5.4
Indiana	729,538	3.5	681,765	3.5

Total Regional Banking	13,056,664	62.7	12,307,979	62.9

Dealer Sales	6,413,298	30.8	6,334,819	32.3
Private Financial Group	1,180,836	5.7	866,440	4.4
Treasury / Other	165,325	0.8	76,145	0.4

Total	$20,816,123	100.0	$19,585,383	100.0

Deposit Liabilities
(in thousands)

	June 30, 2003		June 30, 2002

By Type	Balance	%	Balance	%

Demand deposits
Non-interest bearing	$3,110,060	16.9	$2,769,936	16.4
Interest bearing	6,331,755	34.5	5,105,196	30.3
Savings deposits	3,084,684	16.8	2,839,115	16.8
Other domestic time deposits	3,400,399	18.5	4,238,688	25.1

Total Core Deposits (2)	15,926,898	86.7	14,952,935	88.6

Domestic time deposits of $100,000 or more	826,410	4.5	765,163	4.5
Brokered time deposits and negotiable CDs	1,226,778	6.7	849,347	5.0
Foreign time deposits	391,273	2.1	293,655	1.9

Total Deposits	$18,371,359	100.0	$16,861,100	100.0

By Business Segment (1)
Regional Banking
Central Ohio / West Virginia	$6,222,918	33.9	$5,294,922	31.4
Northern Ohio	3,691,951	20.1	3,391,039	20.1
Southern Ohio / Kentucky	1,412,333	7.7	1,344,487	8.0
West Michigan	2,582,241	14.1	2,556,598	15.2
East Michigan	2,078,662	11.3	1,931,008	11.5
Indiana	640,361	3.5	602,515	3.6

Total Regional Banking	16,628,466	90.6	15,120,569	89.8

Dealer Sales	67,234	0.4	50,192	0.3
Private Financial Group	1,027,096	5.6	826,218	4.9
Treasury / Other (3)	648,563	3.4	864,121	5.0

Total Deposits	$18,371,359	100.0	$16,861,100	100.0

(1)	Prior period amounts have been adjusted to reflect organizational changes and to conform to the current period’s presentation.

(2)	Core deposits include non-interest bearing and interest bearing demand deposits, savings deposits, CDs under $100,000, and IRA deposits.

(3)	Comprised largely of brokered deposits and negotiable CDs.

Huntington Bancshares Incorporated
Consolidated Quarterly Average Balance Sheets and Net Interest Margin Analysis
(in millions)

	Quarterly Average Balances

	2003		2002

Fully Tax Equivalent Basis (1)	Second	First	Fourth	Third	Second

Assets
Interest bearing deposits in banks	$45	$37	$34	$35	$29
Trading account securities	23	12	9	7	6
Federal funds sold and securities purchased under resale agreements	69	57	83	76	68
Mortgages held for sale	601	459	467	267	174
Securities:
Taxable	3,382	3,014	3,029	2,953	2,735
Tax exempt	275	275	234	108	96

Total Securities	3,657	3,289	3,263	3,061	2,831

Loans and leases: (2)
Commercial	5,623	5,621	5,553	5,502	5,614
Real Estate
Construction	1,240	1,188	1,071	1,248	1,259
Commercial	2,621	2,565	2,601	2,316	2,233
Consumer
Automobile loans and leases	4,173	4,116	3,726	3,245	2,744
Home equity	3,359	3,239	3,168	3,062	2,911
Residential mortgage	1,890	1,834	1,696	1,487	1,387
Other loans	379	388	398	405	414

Total Consumer	9,801	9,577	8,988	8,199	7,456

Total loans and leases	19,285	18,951	18,213	17,265	16,562

Allowance for loan and lease losses	338	349	386	367	357

Net loans and leases	18,947	18,602	17,827	16,898	16,205

Total earning assets	23,680	22,805	22,069	20,711	19,670

Operating lease assets	1,848	2,126	2,382	2,657	2,906
Cash and due from banks	735	740	717	763	722
Intangible assets	218	218	225	202	213
All other assets	1,909	1,870	1,839	1,821	1,807

Total Assets	$28,052	$27,410	$26,846	$25,787	$24,961

Liabilities and Shareholders’ Equity
Core deposits
Non-interest bearing deposits	$3,046	$2,958	$2,955	$2,868	$2,739
Interest bearing demand deposits	6,100	5,597	5,305	5,269	4,920
Savings deposits	2,804	2,771	2,746	2,766	2,808
Retail certificates of deposit	2,799	2,963	3,305	3,453	3,509
Other domestic time deposits	673	682	702	714	718

Total core deposits	15,422	14,971	15,013	15,070	14,694

Domestic time deposits of $100,000 or more	808	769	730	777	843
Brokered time deposits and negotiable CDs	1,241	1,155	1,057	907	649
Foreign time deposits	426	515	409	370	296

Total deposits	17,897	17,410	17,209	17,124	16,482

Short-term borrowings	1,634	1,947	2,115	1,793	1,636
Federal Home Loan Bank advances	1,267	1,216	848	228	14
Subordinated notes and other long-term debt, including preferred capital securities	4,010	3,570	3,380	3,281	3,375

Total interest bearing liabilities	21,762	21,185	20,597	19,558	18,768

All other liabilities	1,010	1,019	1,048	1,066	1,103
Shareholders’ equity	2,234	2,248	2,246	2,295	2,351

Total Liabilities and Shareholders’ Equity	$28,052	$27,410	$26,846	$25,787	$24,961

Net interest rate spread
Impact of non-interest bearing funds on margin

Net Interest Margin

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Quarterly Average Rates (3)

	2003		2002

Fully Tax Equivalent Basis (1)	Second	First	Fourth	Third	Second

Assets
Interest bearing deposits in banks	1.58%	1.61%	1.93%	2.06%	2.44%
Trading account securities	4.15	4.63	3.37	4.95	5.37
Federal funds sold and securities purchased under resale agreements	2.19	2.14	1.83	1.40	1.51
Mortgages held for sale	5.42	5.56	5.84	6.57	7.07
Securities:
Taxable	4.59	5.17	5.53	6.01	6.33
Tax exempt	7.29	7.22	7.15	7.52	7.69

Total Securities	4.79	5.34	5.64	6.07	6.37

Loans and leases: (2)
Commercial	5.37	5.51	5.76	5.86	5.84
Real Estate
Construction	4.28	4.23	4.26	4.70	5.14
Commercial	5.40	5.76	5.92	6.31	6.54
Consumer
Automobile loans and leases	7.62	8.13	8.61	9.79	9.76
Home equity	5.21	5.35	5.82	5.96	6.05
Residential mortgage	5.29	5.64	5.71	5.97	6.23
Other loans	8.53	7.47	8.14	8.58	8.62

Total Consumer	6.38	6.69	7.06	7.61	7.59

Total loans and leases	5.82	6.06	6.33	6.66	6.67

Allowance for loan and lease losses

Net loans and leases

Total earning assets	5.63%	5.93%	6.20%	6.55%	6.61%

Operating lease assets
Cash and due from banks
Intangible assets
All other assets

Total Assets

Liabilities and Shareholders’ Equity
Core deposits
Non-interest bearing deposits
Interest bearing demand deposits	1.43%	1.46%	1.56%	1.76%	1.83%
Savings deposits	1.46	1.80	1.67	1.75	1.77
Retail certificates of deposit	3.75	3.87	4.36	4.37	4.51
Other domestic time deposits	3.85	4.00	4.19	4.37	4.48

Total core deposits	2.09	2.28	2.51	2.65	2.76

Domestic time deposits of $100,000 or more	2.55	2.76	2.64	3.27	3.12
Brokered time deposits and negotiable CDs	1.79	1.98	2.25	2.37	2.48
Foreign time deposits	1.03	1.06	1.29	1.43	1.38

Total deposits	2.06	2.24	2.46	2.63	2.74

Short-term borrowings	1.06	1.16	1.40	1.44	1.51
Federal Home Loan Bank advances	1.76	1.84	1.99	2.02	5.89
Subordinated notes and other long-term debt, including preferred capital securities	2.85	3.12	3.52	3.70	3.64

Total interest bearing liabilities	2.11%	2.26%	2.51%	2.70%	2.80%

All other liabilities
Shareholders’ equity

Total Liabilities and Shareholders’ Equity

Net interest rate spread	3.52%	3.67%	3.69%	3.85%	3.81%
Impact of non-interest bearing funds on margin	0.17	0.17	0.17	0.15	0.13

Net Interest Margin	3.69%	3.84%	3.86%	4.00%	3.94%

(1)	Fully tax equivalent yields are calculated assuming a 35% tax rate.

(2)	Individual loan components include applicable fees.

(3)	Loan and deposit average rates include impact of applicable derivatives.

Huntington Bancshares Incorporated
Consolidated YTD Average Balance Sheets and Net Interest Margin Analysis
(in millions)

	YTD		Interest Income /		YTD
	Average Balances		Expense		Average Rates (3)

Fully Tax Equivalent Basis (1)	2003	2002	2003	2002	2003	2002

Assets
Interest bearing deposits in banks	$41	$31	$0.3	$0.3	1.59%	2.21%
Trading account securities	17	6	0.4	0.1	4.31	4.18
Federal funds sold and securities purchased under resale agreements	63	65	0.7	0.5	2.16	1.47
Mortgages held for sale	531	277	14.5	9.3	5.47	6.70
Securities:
Taxable	3,199	2,724	77.6	86.7	4.86	6.38
Tax exempt	275	99	10.0	3.8	7.26	7.73

Total Securities	3,474	2,823	87.6	90.5	5.05	6.43

Loans and leases: (2)
Commercial	5,622	5,828	151.7	167.3	5.44	5.79
Real Estate
Construction	1,215	1,272	26.4	33.1	4.38	5.25
Commercial	2,593	2,298	70.5	74.4	5.52	6.57
Consumer
Automobile loans and leases	4,146	2,772	162.1	128.5	7.87	9.34
Home equity	3,299	3,059	86.1	95.0	5.23	6.23
Residential mortgage	1,862	1,288	50.3	40.8	5.46	6.41
Other loans	383	448	16.0	20.5	8.43	9.21

Total Consumer	9,690	7,567	314.5	284.8	6.53	7.58

Total loans and leases	19,120	16,965	563.1	559.6	5.94	6.65

Allowance for loan and lease losses	343	364

Net loans and leases	18,777	16,601

Total earning assets / Total interest income / Rate	23,246	20,167	666.6	660.3	5.77%	6.60%

Operating lease assets	1,985	2,973
Cash and due from banks	738	770
Intangible assets	218	354
All other assets	1,889	1,854

Total Assets	$27,733	$25,754

Liabilities and Shareholders’ Equity
Core deposits
Non-interest bearing deposits	$2,984	$2,889
Interest bearing demand deposits	5,868	5,033	41.9	45.1	1.44%	1.81%
Savings deposits	2,788	2,952	22.6	26.2	1.63	1.79
Retail certificates of deposit	2,880	3,863	54.4	91.3	3.81	4.76
Other domestic time deposits	678	759	13.2	17.4	3.92	4.63

Total core deposits	15,198	15,496	132.1	180.0	2.18	2.88

Domestic time deposits of $100,000 or more	789	944	10.4	14.4	2.66	3.08
Brokered time deposits and negotiable CDs	1,198	476	11.2	5.9	1.88	2.48
Foreign time deposits	470	283	2.4	2.3	1.05	1.63

Total deposits	17,655	17,199	156.1	202.6	2.15	2.85

Short-term borrowings	1,789	1,692	9.9	14.7	1.11	1.75
Federal Home Loan Bank advances	1,242	16	11.2	0.5	1.80	5.99
Subordinated notes and other long-term debt, including preferred capital securities	3,792	3,403	55.9	62.7	2.97	3.71

Total interest bearing liabilities / Total interest expense / Rate	21,494	19,421	233.1	280.5	2.19%	2.91%

All other liabilities	1,014	1,078
Shareholders’ equity	2,241	2,366

Total Liabilities and Shareholders’ Equity	$27,733	$25,754

Net interest rate spread					3.58%	3.69%
Impact of non-interest bearing funds on margin					0.17	0.10

Net Interest Income (FTE) (1) / Margin			$433.5	$379.8	3.75%	3.79%

(1)	Fully tax equivalent yields are calculated assuming a 35% tax rate.

(2)	Individual loan components include applicable fees.

(3)	Loan and deposit average rates include impact of applicable derivatives.

Huntington Bancshares Incorporated
Selected Quarterly Income Statement Data

						Second Quarter 2003
	2003		2002			Percent Change vs.

(in thousands, except per share amounts)	Second	First	Fourth	Third	Second	1Q03	2Q02

Total Interest Income	$330,462	$331,991	$341,446	$339,378	$322,816	(0.5)%	2.4%
Total Interest Expense	114,884	118,255	130,161	132,912	130,822	(2.9)	(12.2)

Net Interest Income	215,578	213,736	211,285	206,466	191,994	0.9	12.3
Provision for loan and lease losses	49,193	36,844	51,236	54,304	49,876	33.5	(1.4)

Net Interest Income After Provision for Loan and Lease Losses	166,385	176,892	160,049	152,162	142,118	(5.9)	17.1

Operating lease income	124,209	133,755	143,465	154,367	168,047	(7.1)	(26.1)
Service charges on deposit accounts	40,914	39,869	41,435	37,706	35,608	2.6	14.9
Trust services	15,580	14,911	15,306	14,997	16,247	4.5	(4.1)
Brokerage and insurance income	14,196	15,497	13,941	13,664	16,899	(8.4)	(16.0)
Other service charges and fees	11,372	10,338	10,890	10,837	10,529	10.0	8.0
Bank Owned Life Insurance income	11,043	11,137	11,443	11,443	11,443	(0.8)	(3.5)
Mortgage banking	11,033	13,789	10,006	5,685	10,115	(20.0)	9.1
Merchant Services gain	—	—	—	24,550	—	—	—
Securities gains	6,887	1,198	2,339	1,140	966	N.M	N.M.
Other	38,972	27,537	21,620	21,323	17,811	41.5	118.8

Total Non-Interest Income	274,206	268,031	270,445	295,712	287,665	2.3	(4.7)

Personnel costs	114,047	121,743	119,137	109,056	106,808	(6.3)	6.8
Operating lease expense	102,939	111,588	120,747	125,743	131,695	(7.8)	(21.8)
Equipment	16,341	16,412	17,337	17,378	16,659	(0.4)	(1.9)
Outside data processing and other services	16,104	16,579	17,209	15,128	16,592	(2.9)	(2.9)
Net occupancy	15,583	16,815	13,454	14,815	14,756	(7.3)	5.6
Professional services	9,872	9,285	9,111	9,680	7,864	6.3	25.5
Marketing	8,454	6,626	6,186	7,491	7,231	27.6	16.9
Telecommunications	5,394	5,701	5,714	5,609	5,320	(5.4)	1.4
Printing and supplies	2,253	3,681	3,999	3,679	3,683	(38.8)	(38.8)
Restructuring charges	(5,315)	(1,000)	(7,211)	—	—	N.M	—
Other	20,372	16,909	32,616	19,450	21,083	20.5	(3.4)

Total Non-Interest Expense	306,044	324,339	338,299	328,029	331,691	(5.6)	(7.7)

Income Before Income Taxes	134,547	120,584	92,195	119,845	98,092	11.6	37.2
Income taxes	37,160	30,008	21,572	29,122	25,081	23.8	48.2

Net Income	$97,387	$90,576	$70,623	$90,723	$73,011	7.5%	33.4%

Per Common Share
Net Income — Diluted	$0.42	$0.39	$0.30	$0.38	$0.29	7.7%	44.8%
Cash Dividends Declared	$0.16	$0.16	$0.16	$0.16	$0.16	—%	—%
Return on:
Average total assets	1.39%	1.34%	1.04%	1.40%	1.17%
Average total shareholders’ equity	17.5%	16.3%	12.5%	15.7%	12.5%
Net interest margin (1)	3.69%	3.84%	3.86%	4.00%	3.94%
Efficiency ratio (2)	63.1%	67.2%	70.3%	65.3%	69.1%
Effective tax rate	27.6%	24.9%	23.4%	24.3%	25.6%
Revenue — Fully Taxable Equivalent (FTE)
Net Interest Income	$215,578	$213,736	$211,285	$206,466	$191,994	0.9%	12.3%
Tax Equivalent Adjustment (1)	2,076	2,096	1,869	1,096	1,071	(1.0)	93.8

Net Interest Income	217,654	215,832	213,154	207,562	193,065	0.8	12.7
Non-Interest Income	274,206	268,031	270,445	295,712	287,665	2.3	(4.7)

Total Revenue	$491,860	$483,863	$483,599	$503,274	$480,730	1.7%	2.3%

Total Revenue Excluding Securities Gains	$484,973	$482,665	$481,260	$502,134	$479,764	0.5%	1.1%

(1)	On a fully tax equivalent basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangible assets divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities gains.

N.M. — Not Meaningful.

Huntington Bancshares Incorporated
Selected YTD Income Statement Data

			Percent
(in thousands, except per share amounts)	2003	2002	Change

Total Interest Income	$662,453	$658,017	0.7%
Total Interest Expense	233,139	280,455	(16.9)

Net Interest Income	429,314	377,562	13.7
Provision for loan and lease losses	86,037	88,886	(3.2)

Net Interest Income After Provision for Loan and Lease Losses	343,277	288,676	18.9

Operating lease income	257,964	343,953	(25.0)
Service charges on deposit accounts	80,783	74,423	8.5
Trust services	30,491	31,748	(4.0)
Brokerage and insurance income	29,693	34,504	(13.9)
Mortgage banking	24,822	28,469	(12.8)
Bank Owned Life Insurance income	22,180	23,119	(4.1)
Other service charges and fees	21,710	21,161	2.6
Gain on sale of Florida operations	—	181,344	(100.0)
Securities gains	8,085	1,423	N.M.
Other	66,509	31,695	109.8

Total Non-Interest Income	542,237	771,839	(29.7)

Personnel costs	235,790	222,491	6.0
Operating lease expense	214,527	272,480	(21.3)
Equipment	32,753	33,608	(2.5)
Outside data processing and other services	32,683	35,031	(6.7)
Net occupancy	32,398	31,995	1.3
Professional services	19,157	14,294	34.0
Marketing	15,080	14,234	5.9
Telecommunications	11,095	11,338	(2.1)
Printing and supplies	5,934	7,520	(21.1)
Restructuring charges	(6,315)	56,184	(111.2)
Other	37,281	42,016	(11.3)

Total Non-Interest Expense	630,383	741,191	(14.9)

Income Before Income Taxes	255,131	319,324	(20.1)
Income taxes	67,168	150,302	(55.3)

Net Income	$187,963	$169,022	11.2%

Per Common Share
Net Income — Diluted	$0.81	$0.68	19.1%
Cash Dividends Declared	$0.32	$0.32	—%
Return on:
Average total assets	1.37%	1.32%
Average total shareholders’ equity	16.9%	14.4%
Net interest margin (1)	3.75%	3.79%
Efficiency ratio (2)	65.1%	64.3%
Effective tax rate (3)	26.3%	47.1%
Revenue — Fully Taxable Equivalent (FTE)
Net Interest Income	$429,314	$377,562	13.7%
Tax Equivalent Adjustment (1)	4,172	2,240	86.3

Net Interest Income	433,486	379,802	14.1
Non-Interest Income	542,237	771,839	(29.7)

Total Revenue	$975,723	$1,151,641	(15.3)

Total Revenue Excluding Securities Gains	$967,638	$1,150,218	(15.9)%

(1)	On a fully tax equivalent basis assuming a 35% tax rate.

(2)	Non-interest expense less amortization of intangible assets divided by the sum of fully taxable equivalent net interest income and non-interest income excluding securities gains.

(3)	For 2002, excluding gain on sale of Florida operations, restructuring charges, and applicable taxes, the effective tax rate was 25.4%.

N.M. — Not Meaningful.

Huntington Bancshares Incorporated
Quarterly Loan and Lease Loss Reserve and Net Charge-off Analysis

	2003		2002

(in thousands)	Second	First	Fourth	Third	Second

Allowance for Loan and Lease Losses, Beginning of Period	$337,017	$336,648	$371,033	$351,696	$340,851
Loan and lease losses	(49,985)	(40,265)	(93,890)	(43,748)	(45,728)
Recoveries of loans and leases previously charged off	8,929	7,429	10,732	9,963	8,731

Net loan and lease losses	(41,056)	(32,836)	(83,158)	(33,785)	(36,997)

Provision for loan and lease losses	49,193	36,844	51,236	54,304	49,876
Allowance of assets (sold) / purchased	(3,477)	(2,981)	—	1,264	—
Allowance of securitized loans	(730)	(658)	(2,463)	(2,446)	(2,034)

Allowance for Loan and Lease Losses, End of Period	$340,947	$337,017	$336,648	$371,033	$351,696

Allowance for loan and lease losses as a % of total loans and leases	1.79%	1.78%	1.81%	2.08%	2.10%
Allowance for loan and lease losses as a % of non-performing loans and leases	283.8%	266.1%	262.9%	182.4%	165.8%
Allowance for loan and lease losses as a % of non-performing assets	255.0%	239.5%	246.2%	173.3%	157.5%
Net Charge-offs by Type
Commercial	$26,546	$14,904	$59,811	$16,837	$21,528
Commercial real estate	607	546	7,536	4,085	2,037

Total commercial and commercial real estate	27,153	15,450	67,347	20,922	23,565

Consumer
Automobile direct financing leases	1,422	920	730	202	498
Automobile loans	7,524	10,623	10,398	8,602	7,356
Home equity	3,671	4,053	3,526	2,934	3,096
Residential mortgage	267	145	72	123	555
Other loans	1,019	1,645	1,085	1,002	1,927

Total consumer	13,903	17,386	15,811	12,863	13,432

Total Net Charge-offs	$41,056	$32,836	$83,158	$33,785	$36,997

Net Charge-offs as a % of Average Loans and Leases
Commercial	1.89%	1.06%	4.31%	1.21%	1.54%
Commercial real estate	0.06	0.06	0.82	0.45	0.23

Total commercial and commercial real estate	1.15	0.66	2.92	0.92	1.04

Consumer
Automobile direct financing leases	0.43	0.36	0.38	0.17	1.20
Automobile loans	1.06	1.38	1.41	1.23	1.14
Home equity	0.44	0.50	0.45	0.38	0.43
Residential mortgage	0.06	0.03	0.02	0.03	0.16
Other loans	1.08	1.70	1.09	0.98	1.87

Total consumer	0.57	0.73	0.70	0.62	0.72

Net Charge-offs as a % of Average Loans and Leases	0.85%	0.69%	1.83%	0.78%	0.90%

Huntington Bancshares Incorporated
YTD Loan and Lease Loss Reserve and Net Charge-off Analysis

(in thousands)	2003	2002

Allowance for Loan and Lease Losses, Beginning of Period	$336,648	$369,332
Loan and lease losses	(90,250)	(96,714)
Recoveries of loans and leases previously charged off	16,358	16,745

Net loan and lease losses	(73,892)	(79,969)

Provision for loan and lease losses	86,037	88,886
Allowance of assets (sold) / purchased	(6,458)	(22,297)
Allowance of securitized loans	(1,388)	(4,256)

Allowance for Loan and Lease Losses, End of Period	$340,947	$351,696

Allowance for loan and lease losses as a % of total loans and leases	1.79%	2.10%
Allowance for loan and lease losses as a % of non-performing loans and leases	283.8%	165.8%
Allowance for loan and lease losses as a % of non-performing assets	255.0%	157.5%
Net Charge-offs by Type
Commercial	$41,450	$41,114
Commercial real estate	1,153	6,020

Total commercial and commercial real estate	42,603	47,134

Consumer
Automobile direct financing leases	2,342	498
Automobile loans	18,147	20,115
Home equity	7,724	7,046
Residential mortgage	412	677
Other loans	2,664	4,499

Total consumer	31,289	32,835

Total Net Charge-offs	$73,892	$79,969

Net Charge-offs as a % of Average Loans and Leases
Commercial	1.47%	1.41%
Commercial real estate	0.06	0.34

Total commercial and commercial real estate	0.90	1.00

Consumer
Automobile direct financing leases	0.40	0.77
Automobile loans	1.22	1.52
Home equity	0.47	0.46
Residential mortgage	0.04	0.11
Other loans	1.39	2.01

Total consumer	0.65	0.87

Net Charge-offs as a % of Average Loans and Leases	0.77%	0.94%

Huntington Bancshares Incorporated
Quarterly Non-Performing Assets and Past Due Loans and Leases

	2003		2002

(in thousands)	Second	First	Fourth	Third	Second

Non-accrual loans and leases:
Commercial	$86,021	$94,754	$91,861	$147,392	$156,252
Commercial real estate	22,398	22,585	26,765	47,537	45,795
Residential mortgage	11,735	9,302	9,443	8,488	8,776

Total Nonaccrual Loans and Leases	120,154	126,641	128,069	203,417	210,823
Renegotiated loans	—	—	—	37	1,268

Total Non-Performing Loans and Leases	120,154	126,641	128,069	203,454	212,091
Other real estate, net	13,568	14,084	8,654	10,675	11,146

Total Non-Performing Assets	$133,722	$140,725	$136,723	$214,129	$223,237

Non-performing loans and leases as a % of total loans and leases	0.63%	0.67%	0.69%	1.14%	1.26%
Non-performing assets as a % of total loans and leases and other real estate	0.70%	0.74%	0.73%	1.20%	1.33%
Accruing loans and leases past due 90 days or more	$55,287	$57,241	$61,526	$57,337	$47,663

	2003		2002

(in thousands)	Second	First	Fourth	Third	Second

Non-Performing Assets, Beginning of Period	$140,725	$136,723	$214,129	$223,237	$225,530
New non-performing assets	83,104	48,359	65,506	47,219	73,002
Returns to accruing status	(9,866)	(5,993)	(12,658)	(380)	(337)
Loan and lease losses	(30,204)	(17,954)	(72,767)	(25,480)	(28,297)
Payments	(26,831)	(15,440)	(28,500)	(26,308)	(44,303)
Sales	(23,206)	(4,970)	(28,987)	(4,215)	(2,358)
Loans and leases acquired	—	—	—	56	—

Non-Performing Assets, End of Period	$133,722	$140,725	$136,723	$214,129	$223,237

Huntington Bancshares Incorporated
Quarterly Stock Summary, Capital, and Other Data

Quarterly Common Stock Summary

	2003		2002

	Second	First	Fourth	Third	Second

High	$21.540	$19.800	$19.980	$20.430	$21.770
Low	18.030	17.780	16.160	16.000	18.590
Close	19.510	18.590	18.710	18.190	19.420
Average closing price	19.790	18.876	18.769	19.142	20.089
Cash dividends declared	$0.16	$0.16	$0.16	$0.16	$0.16
Common shares outstanding (000s)
Average — Basic	228,633	231,355	233,581	239,925	246,106
Average — Diluted	230,572	232,805	235,083	241,357	247,867
Ending	228,660	228,642	232,879	237,544	242,920
Common Share Repurchase Programs (000s) (1)
Number of Shares Repurchased	—	4,300	4,110	6,262	7,329

Note: Intra-day and closing stock price quotations were obtained from NASDAQ.

Capital Data — End of Period

	2003		2002

(in millions)	Second (2)	First	Fourth	Third	Second

Total risk-adjusted assets	$27,374	$27,292	$27,196	$26,304	$25,281
Tier 1 risk-based capital ratio	8.60%	8.43%	8.54%	9.04%	9.64%
Total risk-based capital ratio	11.42%	11.32%	11.43%	12.00%	12.67%
Tier 1 leverage ratio	8.48%	8.48%	8.74%	9.31%	9.86%
Tangible Equity / Asset Ratio	7.31%	7.25%	7.47%	7.89%	8.42%
Tangible Equity / Risk-Weighted Asset Ratio	7.50%	7.35%	7.50%	7.95%	8.38%

Other Data — End of Period

	2003		2002

	Second (2)	First	Fourth	Third	Second

Number of employees (full-time equivalent)	8,093	8,134	8,177	8,117	8,174
Number of domestic full-service banking offices (3)	341	342	343	336	336

(1)	Under the current authorization, there were 3.9 million of shares remaining to be repurchased at June 30, 2003.

(2)	Estimated.

(3)	Includes three Private Financial Group offices in Florida.

Huntington Bancshares Incorporated
Quarterly Operating Lease Performance

	2003		2002

	Second	First	Fourth	Third	Second

Balance Sheet (in millions)
Average operating lease assets outstanding	$1,848	$2,126	$2,382	$2,657	$2,906

Income Statement (in thousands)
Net rental income	$120,502	$130,274	$139,610	$150,016	$160,658
Fees	1,049	1,195	1,287	1,423	3,538
Recoveries — early terminations	2,658	2,286	2,568	2,928	3,851

Total Operating Lease Income	124,209	133,755	143,465	154,367	168,047

Depreciation and residual losses at termination	91,387	99,283	106,399	112,900	119,941
Losses — early terminations	11,552	12,305	14,348	12,843	11,754

Total Operating Lease Expense	102,939	111,588	120,747	125,743	131,695

Net Earnings Contribution	$21,270	$22,167	$22,718	$28,624	$36,352

Earnings ratios (1)
Net rental income	26.08%	24.51%	23.44%	22.58%	22.11%
Depreciation	19.78%	18.68%	17.87%	17.00%	16.51%

(1)	As a percent of average operating lease assets, quarterly amounts annualized.